UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2020 (February 27, 2020)

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-36710	46-5223743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Dairy Ashford, Houston, Texas 77079

(Address of principal executive offices and zip code)

(832) 337-2034

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	SHLX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (*230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (*240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2020, Shell Midstream Partners, L.P. (the “Partnership”) entered into (i) a Purchase and Sale Agreement to acquire certain assets from entities affiliated with its sponsor, Royal Dutch Shell plc, and (ii) a Partnership Interests Restructuring Agreement to eliminate the incentive distribution rights and economic general partner interest in the Partnership, each as described in more detail below (together referred to as the “Overall Transaction”). As consideration for the Overall Transaction, the Partnership will issue $1.2 billion of Series A perpetual convertible preferred units (the “Series A Preferred Units”) at a price of $23.63 per unit (the “Series A Preferred Unit Issue Price”), plus 160 million newly issued common units representing limited partner interests in the Partnership (the “Common Units” and, together with the Series A Preferred Units, the “Consideration”).

The terms of the Overall Transaction, including the Purchase and Sale Agreement and the Partnership Interests Restructuring Agreement (each as defined below), were approved by the board of directors (the “Board”) of Shell Midstream Partners GP LLC, the general partner of the Partnership (the “general partner”), based on the approval and recommendation of the conflicts committee of the Board, which consists entirely of independent directors. The conflicts committee engaged an independent financial advisor and legal counsel.

Purchase and Sale Agreement

On February 27, 2020, the Partnership and Triton West LLC (“Triton” and together with the Partnership, the “SHLX Parties”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Shell Pipeline Company LP (“SPLC”), Shell GOM Pipeline Company LLC (“SGOM”), Shell Chemical LP (“Shell Chemical”), and Equilon Enterprises LLC d/b/a Shell Oil Products US (“SOPUS” and, together with SPLC, SGOM and Shell Chemical, the “Shell Parties”), to acquire: (i) 79% of the issued and outstanding membership interests in Mattox Pipeline Company LLC, from SGOM and (ii) certain logistics assets at the Shell Norco Manufacturing Complex located in Norco, Louisiana, which are comprised of crude, chemicals, intermediate and finished product pipelines, storage tanks, docks, truck and rail racks and supporting infrastructure, from SOPUS and Shell Chemical, respectively (collectively, the “Acquisition”).

The Acquisition is expected to close during the second quarter of 2020 and is subject to regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions, as well as the closing of the transactions contemplated by the Partnership Interests Restructuring Agreement.

The Purchase and Sale Agreement contains customary representations, warranties and covenants of the Shell Parties and the SHLX Parties. The Shell Parties, on the one hand, and the SHLX Parties, on the other hand, have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Purchase and Sale Agreement, subject to certain limitations and survival periods.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Partnership Interests Restructuring Agreement

On February 27, 2020, the Partnership entered into a Partnership Interests Restructuring Agreement (the “Partnership Interests Restructuring Agreement”) with the general partner, pursuant to which the Partnership incentive distribution rights (“IDRs”) held by the general partner and the 4,761,012 units held by the general partner (“General Partner Units”) will be cancelled, and the general partner’s two percent general partner interest in the Partnership will be converted into a non-economic general partner interest in the Partnership (the “GP/IDR Restructuring”).

Subject to the terms and conditions of the Partnership Interests Restructuring Agreement, simultaneously with the closing of the GP/IDR Restructuring, the general partner will amend and restate the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 3, 2014, as amended, to reflect the GP/IDR Restructuring and the establishment of the Series A Preferred Units (the “Second Amended and Restated Partnership Agreement”). Pursuant to the Partnership Interests Restructuring Agreement, the general partner has agreed to waive a portion of the distributions that would otherwise be payable on the Common Units issued to the general partner as part of the GP/IDR Restructuring in an amount of $20 million per quarter for each of the four consecutive fiscal quarters following the closing of the Overall Transaction.

The Partnership Interests Restructuring Agreement contains representations, warranties and covenants considered customary for an agreement of this type. The closing of the GP/IDR Restructuring is expected to occur in the second quarter of 2020, subject to regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions, as well as the closing of the transactions contemplated by the Purchase and Sale Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Partnership Interests Restructuring Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Series A Preferred Units

In connection with the Overall Transaction, the general partner will execute the Second Amended and Restated Partnership Agreement, in substantially the form attached as an exhibit to the Partnership Interests Restructuring Agreement, to, among other things, authorize and establish the rights and preferences of the Series A Preferred Units and make certain other changes as the general partner has determined are necessary and appropriate in connection with the issuance of the Series A Preferred Units. The Series A Preferred Units are a new class of security that will rank senior to all Common Units with respect to distribution rights and rights upon liquidation. The Series A Preferred Units will vote on an as-converted basis with the Common Units and will have certain other class voting rights with respect to any amendment to the Second Amended and Restated Partnership Agreement or the Certificate of Limited Partnership of the Partnership that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the Series A Preferred Units.

The holders of the Series A Preferred Units will receive cumulative quarterly distributions at a rate of $0.2363 per Series A Preferred Unit per quarter. The Partnership will not be entitled to pay any distributions on any junior securities, including any of the Common Units, prior to paying the quarterly distribution payable to the Series A Preferred Units, including any previously accrued and unpaid distributions.

Each holder of the Series A Preferred Units may elect to convert all or any portion of the Series A Preferred Units owned by it into Common Units at the then-applicable conversion rate, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due and partial period distributions, at any time (but not more often than once per quarter) after January 1, 2022.

The Partnership may elect to convert all or any portion of the Series A Preferred Units into Common Units at any time (but not more often than once per quarter) after January 1, 2023 if the closing price per Common Unit exceeds 140% of the Series A Preferred Unit Issue Price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on and including the trading day immediately preceding notice of the conversion.

Upon certain events involving a Series A Change of Control (as defined in the Second Amended and Restated Partnership Agreement) in which more than 90% of the consideration payable to the holders of the Common Units is payable in cash, the Series A Preferred Units will automatically convert into Common Units at the then-applicable conversion rate.

In connection with other Series A Change of Control events that do not satisfy the 90% cash consideration threshold described above, in addition to certain other conditions, each holder of Series A Preferred Units may elect to (a) convert all, but not less than all, of its Series A Preferred Units into Common Units at the then-applicable conversion rate, (b) if the Partnership is not the surviving entity, require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if the Partnership is unable to cause such substantially equivalent securities to be issued, to convert into Common Units in accordance with clause (a) above or redeem in accordance with clause (d) below), (c) if the Partnership is the surviving entity, continue to hold the Series A Preferred Units or (d) require the Partnership to redeem the Series A Preferred Units at a price per unit equal to 110% of the Series A Preferred Unit Issue Price on or prior to the third anniversary of the closing date or equal to 101% of the Series A Preferred Unit Issue Price after the third anniversary of the closing date, plus accrued and unpaid distributions on the applicable Series A Preferred Units and any partial period distribution for the quarter in which the redemption occurs, which redemption price is payable in Common Units valued at the Series A Preferred Unit Issue Price.

The foregoing description of the Series A Preferred Units is not complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Partnership Agreement in substantially the form attached as an exhibit to the Partnership Interests Restructuring Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Relationships

As of February 27, 2020, SPLC’s wholly owned subsidiary, Shell Midstream LP Holdings LLC, owned 109,457,304 common units in the Partnership, representing an aggregate 46% limited partner interest. SPLC also owned a 100% interest in the general partner, which in turn owned 4,761,012 general partner units, representing a 2% general partner interest, and all of the incentive distribution rights in the Partnership.

Item 3.02	Unregistered Sales of Equity Securities.

The descriptions in Item 1.01 above of the Partnership’s agreements to issue Common Units and Series A Preferred Units in connection with the Overall Transaction is incorporated into this Item 3.02 by reference, insofar as such information relates to the sale of unregistered equity securities. The sale and issuance of the Partnership’s Common Units and Series A Preferred Units in connection with the Overall Transaction will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 7.01	Regulation FD Disclosure.

On February 28, 2020, the Partnership issued a press release announcing the entry into the Purchase and Sale Agreement and Partnership Interests Restructuring Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information provided in this Item 7.01 (including the exhibits referenced therein) shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing made by the Partnership pursuant to the Securities Act of 1933, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1

Purchase and Sale Agreement dated as of February 27, 2020 by and among Shell Pipeline Company LP, Shell GOM Pipeline Company LLC, Shell Chemical LP, Equilon Enterprises d/b/a Shell Oil Products US, Shell Midstream Partners, L.P. and Triton West LLC

10.2	Partnership Interests Restructuring Agreement dated as of February 27, 2020 by and between Shell Midstream Partners, L.P. and Shell Midstream Partners GP LLC

99.1	Press Release dated February 28, 2020, issued by Shell Midstream Partners, L.P.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: February 28, 2020